Exhibit 99.3

BioSig Releases PURE EP Study Abstract with Data Presented at European Society of Cardiology’s ‘ESC Congress 2020’

Positive responses confirm that the PURE EP signals are preferred to conventional sources of intracardiac signals in a blinded, independent analysis. Abstract concludes PURE EP™ System is able to produce reliable and high-quality signals when compared to the available standard of care systems.

Westport, CT, Sept. 15, 2020 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) ("BioSig" or the "Company"), a medical technology company developing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced a scientific abstract and poster entitled, "A novel cardiac signal processing system for electrophysiology procedures: early insights from the PURE EP 2.0 study" is available electronically from August 30th at the ESC Congress 2020 – The Digital Experience.

The abstract is co-authored by Carola Gianni, M.D., Amin Al-Ahmad, M.D., Shane M. Bailey, M.D., G. Joseph Gallinghouse, M.D., Rodney P. Horton, M.D. and Andrea Natale, M.D. of the Texas Cardiac Arrhythmia Institute (TCAI) at St. David’s Medical Center in Austin, TX. The independent, blinded reviewers were Bradley P. Knight, M.D. (Northwestern University), Wendy Tzou, M.D. (University of Colorado), and Pasquale Santangeli, M.D. (University of Pennsylvania).

Identical electrocardiographic and intracardiac signal data were recorded during 15 atrial fibrillation ablation procedures from the PURE EP™ System, the signal recording system, and the 3D mapping system. The collected signals underwent blinded, controlled evaluation by three independent electrophysiologists to determine whether the PURE EP™ signals are a viable alternative to conventional sources and if it provides additional or clearer diagnostic information. Reviewers were asked to record the quality of each signal sample on a scale of 1-10 and select a rationale for their rating in a dropdown menu.

Based on the ratings for each pair of signals, a cumulative total of 29 PURE EP™ signals out of 34 (85.3%) were rated as statistically equivalent or better for this dataset. In 35.5% of samples, the reviewers selected PURE EP™ data because "more signal components were visible." The abstract concludes that the PURE EP™ System is able to produce reliable and high-quality signals when compared to the available standard of care systems.

“BioSig Technologies is very pleased to see some of the early results from the PURE EP™ study shared during ESC 2020. We greatly appreciate the scientific collaboration with the team at TCAI and the independent EP reviewers. The PURE EP™ study is on-going, and we look forward to sharing multi-center data with the EP community in the coming months," commented Julie Stephenson, VP of Clinical Affairs at BioSig Technologies, Inc.

Exceptionally, this year, the online event is available at no charge, but pre-registration is required: Register for the ESC Congress 2020 – The Digital Experience

About ESC Congress 2020

The European Society of Cardiology (ESC) is an independent, non-profit organization. Its members and decision-makers are busy healthcare professionals who volunteer their time and expertise. The ESC represents more than 95,000 men and women in the field of cardiology from Europe, the Mediterranean Basin, and far beyond. Due to the COVID-19 pandemic, the government in the Netherlands has banned all meetings until September 1. As Amsterdam was to be the host city, it is no longer possible for ESC Congress to take place as planned. However, the ESC remains committed to delivering practice-changing science to the cardiology community and looks forward to bringing you 'ESC Congress 2020 - The Digital Experience'.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company's first product, PURE EP (tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133